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                                                                    EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS



    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-0000) and the related Prospectus of Big Flower Press Holdings, Inc. for the registration of 1,640,286 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 1996 with respect to the consolidated financial statements of Webcraft Technologies, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in the Big Flower Current Report on Form 8-K reporting an event on March 14, 1996 filed with the Securities and Exchange Commission.



Princeton, New Jersey
August 29, 1996